Exhibit 99.1

Paramount gold NEVADA Announces $3 Million private placement with proceeds to advance PERMITTING AT grassy mountain

Winnemucca, Nevada – June 25, 2018 - Paramount Gold Nevada Corp. (NYSE American: PZG) ("Paramount” or “the Company”) announced today that the Company has received commitments from accredited investors to purchase common stock and warrants in a private transaction (the “Transaction”).  Under the terms of the Transaction, Paramount has agreed to sell 2,400,000 units at $1.25 per unit for aggregate proceeds of $3,000,000.  Each unit consists of one share of common stock and one warrant to purchase one-half of a share of common stock. Each warrant will have a two-year term and will be exercisable in the first year at $1.30 per share and in the second year at $1.50 per share. The closing of the Transaction is anticipated to occur on or about July 6, 2018 subject only to the satisfaction of customary closing conditions. There are no commissions to be paid in connection with the Transaction.

FCMI Parent Co. and Seabridge Gold Inc. (NYSE: SA) (TSX: SEA), Paramount’s two largest stockholders have subscribed for 380,000 units and 308,000 units respectively, both maintaining their current percentage ownership.

Proceeds from the Transaction will be used primarily to advance the mine permitting process for the proposed underground mine at Grassy Mountain. Other uses of proceeds will include an exploration program of several high priority targets which are in close proximity to Grassy Mountain and for general corporate purposes.

In connection with the Transaction, the Company has agreed to use its best efforts to file a registration statement with the U.S. Securities and Exchange Commission to register the resale of the shares of common stock issued at closing of the Transaction and the shares issued upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the Transaction have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Paramount Gold Nevada Corp.

Paramount Gold Nevada is a U.S. based precious metals exploration and development company. Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and to realize this value for its shareholders in three ways: by selling its assets to established producers; entering into joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount owns 100% of the Grassy Mountain Gold Project which consists of approximately 9,300 acres located on private and BLM land in Malheur County, Oregon. The Grassy Mountain project contains a gold-silver deposit (100% located on private land). Additionally, Paramount owns a 100% interest in the Sleeper Gold Project located in Northern Nevada. The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares).

Safe Harbor for Forward-Looking Statements

This release and related documents may include "forward-looking statements" and “forward-looking information” (collectively, “forward-looking statements”) pursuant to applicable United States and Canadian securities laws. Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws.  Words such as "believes," "plans,"

Exhibit 99.1

"anticipates," "expects," "estimates" and similar expressions are intended to identify forward-looking statements, although these words may not be present in all forward-looking statements.  Forward-looking statements included in this news release include, without limitation, statements with respect to future events or future performance; anticipated exploration, development, permitting and other activities on the Grassy Mountain project; the economics of the Grassy Mountain project, including the potential for improving project economics and finding more ore to extend mine life. Forward-looking statements are based on the reasonable assumptions, estimates, analyses and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: Paramount’s ability to carry on exploration and development activities, including construction; the timely receipt of required approvals and permits; the price of silver, gold and other metals; prices for key mining supplies, including labor costs and consumables, remaining consistent with current expectations; work meeting expectations and being consistent with estimates and plant, equipment and processes operating as anticipated. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: uncertainties involving interpretation of drilling results; environmental matters; the ability to obtain required permitting; equipment breakdown or disruptions; additional financing requirements; the completion of a definitive feasibility study for the Grassy Mountain project; discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs and between estimated and actual production; and the other factors described in Paramount’s disclosures as filed with the SEC and the Ontario, British Columbia and Alberta Securities Commissions.

Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Paramount Gold Nevada Corp.
Glen Van Treek, President, CEO and Director

Christos Theodossiou, Director of Corporate Communications
866-481-2233